Exhibit 10.1

Execution Version

JEFFERIES GROUP LLC

JEFFERIES FINANCE LLC
520 Madison Avenue
New York, New York 10022

CONFIDENTIAL

June 19, 2017

Teladoc, Inc.

2 Manhattanville Road, Suite 203

Purchase, New York 10577

Attention: Chief Financial Officer

Project Barolo

Commitment Letter

Ladies and Gentlemen:

You have advised Jefferies Group LLC (“Jefferies”) and Jefferies Finance LLC (“Jefferies Finance” and, together with Jefferies, “we” or “us”) that Teladoc, Inc., a Delaware corporation (the “Acquiror” or “you”), intends to acquire (the “Acquisition”), directly or indirectly through one or more wholly owned subsidiaries, all of the issued and outstanding capital stock of a company previously identified to us as “Barolo” (the “Target” and, together with its subsidiaries, the “Acquired Business”) from the existing shareholders of the Target (collectively, the “Seller”) pursuant to that certain Agreement and Plan of Merger among you, the Target and the Stockholder Representative (as defined therein) (as may be amended, modified, supplemented, waived or the subject of any consent in accordance with the terms of this Commitment Letter (as defined below), together with the annexes, schedules, exhibits and attachments thereto, the “Purchase Agreement”), and to refinance (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being terminated and released following repayment) (x) the Acquiror’s (i) Amended and Restated Loan and Security Agreement, dated as of May 2, 2014, by and among the Acquiror, Teladoc Physicians, P.A., Compile, Inc., Stat Health, LLC and HY Holdings, Inc. (collectively, the “Teladoc Existing Borrowers”), the lenders from time to time party thereto and Silicon Valley Bank, as the lender (as amended, restated, amended and restated, supplemented or otherwise modified) and (ii) Senior Secured Facilities Credit Agreement, dated as of July 11, 2016 by and among the Teladoc Existing Borrowers, Silicon Valley Bank as the lender, and the other lenders and issuing lenders from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified) and (y) the Acquired Business’ (i) Loan and Security Agreement, dated as of November 25, 2013, by and among Best Doctors, Inc., the other parties from time to time party thereto and Silicon Valley Bank, as the bank (as amended, restated, amended and restated, supplemented or otherwise modified), (ii) Master Lease Agreement, dated as of April 7, 2015, by and among Best Doctors, Inc., Rise Health, Inc., the other parties from time to time party thereto and Eastward Fund Management, LLC, as lessor (as amended, restated, amended and restated, supplemented or otherwise modified) and (iii) 5.000% Subordinated Convertible Promissory Notes due August 29, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified) (the refinancing of the debt under clauses (x) and (y) is hereinafter referred to as the “Refinancing”). Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit. As used herein, the term “Closing Date” means the date of the consummation of the acquisition and the first extension of credit under the Facilities (as defined herein).

You have advised us that the cash portion of the total purchase price due on the Closing Date for the Acquisition (the “Purchase Price”), the Refinancing, and fees, commissions and expenses related to the Acquisition and the Refinancing, in each case, payable by you or your affiliates on the Closing Date, is anticipated to be financed from the following sources:

(a)                                 the drawing of senior secured term loans (the “Term Loans”) under a senior secured term loan facility having the terms set forth in Exhibit A hereto (the “Term Loan Facility”) in an aggregate principal amount of $150.0 million);

(b)                                 commitments under a senior secured revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”) in an aggregate principal amount of $10.0 million;

(c)                                  the issuance and sale (the “Unsecured Notes Offering”) of senior unsecured notes (the “Unsecured Notes”) of the Acquiror having terms as separately agreed upon between you and us on the date hereof and yielding gross proceeds of $200.0 million; and

(d)                                 cash on hand of the Acquiror and its subsidiaries.

The transactions described in clauses (a) through (c) above are referred to as the “Debt Financing”; the Debt Financing, together with the Acquisition, the Refinancing and the payment of all related fees, commissions and expenses payable on the Closing Date by you or your affiliates, are collectively referred to herein as the “Transactions.” You and your subsidiaries and, following the Acquisition, the Target and its subsidiaries are referred to herein collectively as the “Company.” As used in this Commitment Letter and the other Debt Financing Letters (as defined below), the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

1.                                      The Commitments.

We are pleased to inform you that:

(a)                                 Jefferies Finance hereby commits, directly or through one or more if its affiliates, to provide the Facilities (in such capacity, the “Initial Lender”); and

(b)                                 Jefferies hereby commits, directly or through one or more of its affiliates, to purchase the Unsecured Notes.

The commitments described in this Section 1 are collectively referred to herein as the “Commitments.” Our Commitments are, in each case, on the terms and subject only to the conditions set forth in (i) this letter (including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”) and (ii) the fee letter, dated the date hereof (the “Fee

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Letter”), among you and us. Notwithstanding anything to the contrary in any Debt Financing Letter, but subject to the Documentation Principles (as defined in Exhibit A hereto), the terms of this Commitment Letter and Fee Letter do not include all of the terms that will be contained in the definitive documents relating to the Debt Financing (collectively, the “Definitive Debt Documents”); provided that there shall be no closing condition contained in the Definitive Debt Documents that is not specifically set forth in Section 3 hereof, in Exhibit A to this Commitment Letter under the headings “Conditions Precedent to Initial Borrowing” or in Exhibit B to this Commitment Letter. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters.

2.                                      Titles and Roles. As consideration for the Commitments, you agree that you hereby retain and will cause your affiliates to retain:

(a)                                 Jefferies (acting through any of its affiliates as it deems appropriate) to act, and Jefferies hereby agrees to act, in the capacities and in connection with the matters set forth in the Engagement Letter (as defined below), and

(b)                                 Jefferies Finance (acting through any of its affiliates as it deems appropriate) to act, and Jefferies Finance hereby agrees to act, as the sole administrative agent, sole collateral agent, sole book-runner and sole lead arranger (in such capacity, the “Lead Arranger”) for you and your affiliates in connection with the Facilities.

It is understood and agreed that no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid to any person in connection with the Facilities or Unsecured Notes Offering, unless mutually agreed. You further agree that Jefferies Finance and Jefferies (or their respective applicable affiliates), respectively, shall have “left” placement in any and all marketing materials or other documentation used in connection with each of the Facilities or Unsecured Notes Offering, as applicable, and shall hold the leading role and responsibilities customarily associated with such “left” placement.

In addition, pursuant to the Engagement Letter (the “Engagement Letter” and, together with this Commitment Letter and the Fee Letter, the “Debt Financing Letters”) between you and Jefferies LLC entered into on or prior to the date hereof, you have engaged Jefferies to act as sole underwriter, sole initial purchaser and/or sole placement agent in connection with any public offering or private placement of any debt, equity or equity-linked securities issued in connection with the Acquisition.

3.                                      Conditions Precedent. The closing of the Facilities, the making of the initial loans under the Facilities and Jefferies’ purchase of the Unsecured Notes on or prior to the Closing Date are conditioned upon (and solely upon) the satisfaction or waiver by us of each of the following conditions: (i) since the date hereof, no Company Material Adverse Effect (as defined in the Purchase Agreement) shall have occurred; (ii) with respect to the Facilities, the other conditions expressly set forth in Exhibit A under the heading “Conditions Precedent to Initial Borrowing”; and (iii) the other conditions expressly set forth in Exhibit B to this Commitment Letter.

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Notwithstanding anything in the Debt Financing Letters, the Definitive Debt Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities and to the purchase of the Unsecured Notes on the Closing Date shall be (A) such of the representations and warranties with respect to the Acquired Business in the Purchase Agreement as are material to the interests of the Investors (as defined below), but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties (as determined without giving effect to any waiver, amendment, consent or other modification thereto) (collectively, the “Specified Purchase Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Definitive Debt Documents and closing deliverables shall be in a form such that they do not impair availability of the Facilities or the purchase of the Unsecured Notes on the Closing Date if the conditions expressly set forth in the first paragraph of this Section 3 are satisfied or waived by us (it being understood that, to the extent any lien or security interest on or in any Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates of the Borrower and its wholly owned material domestic subsidiaries (which stock certificates shall be delivered on the Closing Date; provided that if after using commercially reasonable efforts the stock certificates of the Target and its subsidiaries cannot be delivered on the Closing Date, then such stock certificates must be delivered within ten business days after the Closing Date, as such period may be extended by the Administrative Agent in its sole discretion) which are required to be delivered under Exhibit A to this Commitment Letter) or is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, neither the perfection of such Collateral nor, in the case of real estate Collateral, the delivery of any related title policies, surveys, title insurance documents, endorsements or similar documentation shall constitute a condition precedent to the availability of the Debt Financing and the making of the initial loans on the Closing Date, but shall be required to be perfected within 90 days after the Closing Date (subject to extensions by the Administrative Agent, in its sole discretion). For purposes hereof, “Specified Representations” means the representations and warranties of the Credit Parties (or the Acquiror with respect to the Unsecured Notes Offering), set forth in the Definitive Debt Documents relating to corporate or other organizational existence of the Borrower and Guarantors (or the Acquiror with respect to the Unsecured Notes Offering), organizational power and authority (as to execution, delivery and performance of the applicable Definitive Debt Documents) of the Borrower and Guarantors (or the Acquiror with respect to the Unsecured Notes Offering), the due authorization, execution, delivery and enforceability of the applicable Definitive Debt Documents, solvency of the Borrower and its subsidiaries (which representation shall be consistent with the representation contained in Exhibit C hereto), no conflicts resulting from the entering into and performance of the Definitive Debt Documents with charter documents of the Borrower and Guarantors (or the Acquiror with respect to the Unsecured Notes Offering), Federal Reserve margin regulations, use of proceeds not in violation of the FCPA, use of proceeds not in violation of OFAC, the PATRIOT Act, the Investment Company Act and, with respect to the Facilities and subject to permitted liens and the limitations set forth in the prior sentence, the creation, validity, perfection and priority of security interests in the Collateral (subject, in each case, to certain customary exceptions to be set forth in the Definitive Debt

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Documents and consistent with the Documentation Principles). This paragraph shall be referred to herein as the “Certain Funds Provision.”

4.                                      Syndication.

(a)                                 We reserve the right, at any time after the date hereof and prior to or after execution of the Definitive Debt Documents, but subject to the limitations set forth herein, to syndicate all or part of our (or our affiliate’s) Commitments to a syndicate of banks, financial institutions and other entities identified by us in consultation with you (collectively, including the proposed purchasers of the Unsecured Notes in the Unsecured Notes Offering, the “Investors”); provided that we will not syndicate the Facilities to, or place the Unsecured Notes with, (i) certain competitors of the Acquiror or the Target or certain financial institutions, institutional lenders and other entities, in each case, that have been specified to us by you in writing prior to the date hereof and (ii) any of the affiliates of such persons listed in clause (i) that are either (x) identified in writing by you from time to time or (y) clearly identifiable on the basis of such affiliates’ names (the parties described in clauses (i) and (ii) above, collectively, “Disqualified Institutions”); provided, however, that any supplement to the list of Disqualified Institutions after the date hereof shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Facilities or have purchased Unsecured Notes that was permitted hereunder at the time of such assignment or participation interest or purchase; provided further that any bona fide debt fund or investment vehicle (other than a bona fide debt fund or investment vehicle that is separately identified under clause (i) above) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and debt securities in the ordinary course of business and with respect to which a Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity, shall not be considered to be a Disqualified Institution; provided further that notwithstanding our right to syndicate the Commitments, (i) neither Jefferies nor Jefferies Finance shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities and purchase the Unsecured Notes on the Closing Date) in connection with any syndication, assignment or participation of any of the Commitments, (ii) no assignment or novation by us shall become effective as between us and you with respect to all or any portion of our Commitments until the initial funding of the Facilities or purchase of the Unsecured Notes and (iii) we shall retain exclusive control over the rights and obligations with respect to our respective Commitments, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred, in each case, unless you and we agree in writing. We will exclusively manage all aspects of any such syndication in consultation with you, including decisions as to the selection of prospective Investors to be approached, when they will be approached, when their commitments will be accepted, which prospective Investors will participate, the allocation of the commitments among the Investors and the amount and distribution of fees. Notwithstanding anything to the contrary contained in this Section 4, this Commitment Letter or the other Debt Financing Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, unless otherwise expressly set forth in Exhibit B hereto, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referenced herein) shall not constitute a condition to the Commitments hereunder or the funding of the Facilities or the purchase of Unsecured Notes on the Closing Date, and the Commitments hereunder are not conditioned upon

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the syndication of or receipt of commitments in respect of the Facilities or the purchase of the Unsecured Notes and in no event shall the commencement or successful completion of syndication of the Facilities or the purchase of the Unsecured Notes constitute a condition to the availability of the Facilities and the making of the initial loans and purchase of the Unsecured Notes on the Closing Date.

(b)                                 We intend to commence our syndication efforts with respect to the Facilities promptly upon your execution of this Commitment Letter and you agree to use commercially reasonable efforts to assist us in completing a syndication that is reasonably satisfactory to us and you until the date that is the earlier of (i) 45 days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date referred to in clause (i) and (ii), the “Syndication Date”). Such assistance shall include:

(i)                                     your using commercially reasonable efforts to ensure that our syndication efforts benefit from your existing lending and investment banking relationships and, to the extent reasonably requested by you, existing lending and investment banking relationships of the Acquired Business to the extent reasonably practical and appropriate;

(ii)                                  your providing direct contact between appropriate members of your senior management, representatives and non-legal advisors, on the one hand, and the proposed Investors, on the other hand (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts (subject to the limitations on your rights set forth in the Purchase Agreement, but including exercising your rights thereunder) to cause, and (y) thereafter, your causing, direct contact between appropriate members of senior management of the Acquired Business, on the one hand, and the proposed Investors, on the other hand), in all such cases at times mutually agreed upon;

(iii)                               your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, your causing, the Acquired Business to assist) in the preparation of one or more customary confidential information memoranda (each, a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication of our Commitments (together with all Confidential Information Memoranda, the “Materials”), by providing such information and other customary materials as we may reasonably request in connection with the preparation of such Confidential Information Memoranda, including, in the case of information concerning the Acquired Business, by requiring the furnishing of information required to be furnished under the Purchase Agreement, but subject to the limitations on your rights thereunder;

(iv)                              your hosting, with us, of meetings with prospective Investors (including one general “bank meeting” and a reasonable number of “one on one” meetings), in each case to the extent reasonably requested by us and at such times and places as you and we, acting reasonably, may agree and, to the extent we request that senior management or appropriate representatives of the Acquired Business attend such meetings, you shall use your commercially reasonably efforts to cause them so to attend (without violation of the Purchase Agreement, but including by exercising your rights thereunder); and

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(v)                                 ensuring that (or, with respect to the Acquired Business, using commercially reasonable efforts to ensure that) until the later of the Syndication Date and the Closing Date, there shall be no competing offering, placement or arrangement of any debt securities or credit facilities by you, your subsidiaries and, to the extent not in contravention of the Purchase Agreement, the Acquired Business (in each case, other than (1) the Debt Financing, (2) replacements, extensions and renewals of existing indebtedness that matures prior to the Closing Date, (3) other indebtedness permitted to be outstanding or issued under the Purchase Agreement and (4) indebtedness approved by the Lead Arranger (such consent not to be unreasonably withheld, denied, delayed or conditioned)) without the prior written consent of the Lead Arranger if such offering, placement or arrangement would have a materially detrimental effect upon the primary syndication of the Facilities or the placement of the Unsecured Notes (it being understood that the ordinary course short-term working capital facilities (consistent with past practice) and ordinary course capital lease, purchase money and equipment financings of you, your subsidiaries or the Acquired Business will not have a materially detrimental effect upon the syndication of the Facilities or the placement of the Unsecured Notes).

(c)                                  You agree, at our reasonable request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, the Target or any of your or their respective subsidiaries for purposes of United States federal and state securities laws (such information and Materials, “Public Information”). In addition, you agree that, unless specifically labeled as Public Information, each document to be disseminated by us to any Investor will be deemed to contain Material Non-Public Information (as defined below) and we will not make any such materials available to Investors who do not wish to receive Material Non-Public Information.  Any information and documentation that is not Public Information is referred to herein as “Material Non-Public Information.” It is understood that in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Investors, it being understood that (x) the authorization letter for Public Information shall contain a representation by you to the Investors that the Public Information does not include any such Material Non-Public Information and each letter shall contain a customary “10b-5” representation and (y) each such information package and presentation shall exculpate you, the Target, your and their respective affiliates and us and our respective affiliates with respect to any liability related to the use of the contents of such information package and presentation or any related marketing material by the recipients thereof. You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly that any such document contains Material Non-Public Information after such materials have been provided to you and your counsel for review a reasonable period of time): (i) draft and final Definitive Debt Documents with respect to the Debt Financing, (ii) customary administrative materials prepared by us for prospective Investors (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda) and (iii) term sheets and notification of changes in the terms of the Debt Financing. You agree to identify (and, with respect to information with respect to the Target, use commercially reasonable efforts to identify) Public Information by clearly and conspicuously marking the same as “PUBLIC.”

(d)                                 You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents and draft or final offering

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materials relating to contemporaneous securities issuances by the Company) may be disseminated for syndication purposes in accordance with our standard syndication practices (including through hard copy and via one or more Internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and will use commercially reasonable efforts to maintain the contractual undertakings from the Acquired Business to authorize, the use of your and (subject to the limitations thereon set forth in the Purchase Agreement) its logos in connection with any such dissemination. You further agree that, at our expense, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Acquiror, the Target and your and its respective affiliates (or any of them), (ii) our and our respective affiliates’ titles and roles in connection with the Transactions and (iii) the amount, type and closing date of such Transactions, but subject to the limitations on disclosure of confidential information set forth in Section 9 hereof.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (i) none of the foregoing requirements of this Section 4 shall constitute a condition to the commitments hereunder or the funding of the Facilities or the purchase of the Unsecured Notes on the Closing Date and (ii) neither the commencement nor the completion of the syndication of the Facilities or the Unsecured Notes Offering shall constitute a condition precedent to the Closing Date or delay or interfere in any way with the negotiation of the Debt Financing and/or the funding thereof. We acknowledge that the Target and its subsidiaries are not restricted from incurring debt or liens prior to the Closing Date, except as specifically set forth in the Purchase Agreement, and that prior to the Closing Date, the Target is obligated to assist you with respect to the Facilities and the Unsecured Notes only to the extent set forth in the Purchase Agreement. Your obligations under the Debt Financing Letters to use commercially reasonable efforts to cause the Target, its subsidiaries or their respective management to take (or to refrain from taking) any action will not require you to (a) take any legal action against the Target, its subsidiaries or their respective management under the Purchase Agreement, (b) take any other action that is in contravention of the terms of the Purchase Agreement or (c) terminate the Purchase Agreement.

5.                                      Information. You represent and warrant with respect to the Acquiror, the Target and your and its respective subsidiaries (provided that, with respect to information relating to the Target and its subsidiaries, such representation and warranty is to your knowledge) that:

(a)                                 all written information (excluding, for this purpose, all immaterial information) and data other than the Projections (as defined below) and information of a general economic or industry-specific nature (the “Information”) that has been or will be made available to us by or on behalf of you or any of your representatives with respect to the Acquiror, the Target or your or its respective subsidiaries in connection with the Transactions does not and will not, when taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading, taken as a whole, in light of the circumstances under which such statements are made; and

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(b)                                 all projections, forecasts and other forward-looking information that have been or will be made available to us by you or on your behalf with respect to you, the Acquired Business or any of your or its respective subsidiaries (collectively, the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made (it being understood that any such Projections are as to future events and are not to be viewed as facts, are not a guarantee of financial performance and are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material).

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that such representations and warranties (and with respect to the Target and its subsidiaries prior to the Closing Date, to your knowledge) will be correct in all material respects under those circumstances (and any such supplementation shall cure any breach of such representation and warranty).

You shall be solely responsible for Information, including the contents of all Materials. We (i) will be relying on Information and data provided by or on behalf of you and the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information and data and (iii) will not make an appraisal of your assets or liabilities or the assets or liabilities of the Acquired Business.

6.                                      [Reserved].

7.                                      Fees and Expenses. As consideration for the Commitments and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us for reasonable and documented out-of-pocket fees, expenses and other amounts set forth in the Debt Financing Letters on the terms and conditions set forth therein, including all reasonable and documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses of (x) the primary counsel acting for us, which shall be Davis Polk & Wardwell LLP, and (y) one local counsel and one regulatory counsel for each relevant jurisdiction as may be necessary or advisable in the reasonable judgment of Jefferies) arising in connection with the Facilities and the preparation, negotiation, execution, delivery and enforcement of the Debt Financing Letters and the Definitive Debt Documents related to the Facilities (including in connection with our due diligence and syndication efforts) (and that you shall from time to time upon request from us, reimburse Jefferies and its affiliates for all such reasonable and documented out-of-pocket fees and expenses paid or incurred by them); provided that if the Closing Date does not occur, the aggregate reimbursement by you of such fees, expenses and other amounts shall not exceed $100,000 (excluding any fees and expenses paid to Jefferies on the closing date of the purchase of the Unsecured Notes, regardless of whether the Closing Date occurs).

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8.                                      Indemnification and Waivers. You agree to indemnify and hold harmless Jefferies, Jefferies Finance, the Investors and our and their respective affiliates and subsidiaries and each director, officer, trustee, shareholder, employee, advisor, agent, affiliate, successor, assign, attorney in fact, partner, representative and controlling person of each of the foregoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, actual losses, damages, liabilities or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Debt Financing Letters or the Debt Financing, the use of proceeds thereof, the Transactions or the other transactions contemplated hereby or thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person within 30 days after written demand therefor (which request shall include reasonably detailed backup documentation) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding (limited, in the case of legal fees and expenses, to one firm of primary counsel to such Indemnified Persons taken as a whole (and one firm of additional counsel as a result of any actual or reasonably perceived conflicts of interest for each class of similarly situated Indemnified Persons) and, if necessary, one firm of local counsel in each applicable jurisdiction); provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent (i) determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its affiliates or (ii) resulting from any proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against Jefferies in fulfilling its role as an administrative agent, arranger or any similar role under the Facilities or Unsecured Notes). In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Target, any of your or their respective affiliates, securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Debt Financing Letters, the Debt Financing or any of the Transactions is consummated.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through Internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the gross negligence or willful misconduct of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives, in each case who are involved in or aware of the Transactions as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) without in any way limiting the indemnification obligations set forth above, none of us, you, the Target or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter or the Transactions (including the Debt Financing and the use of proceeds thereunder) or with respect to any activities related to the Debt Financing, including the preparation of the Debt Financing Letters

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and the Definitive Debt Documents; provided, that nothing contained in the preceding clause (ii) shall limit your indemnification obligations set forth herein to the extent that such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 8.

You shall not, without the prior written consent of the affected Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that an Indemnified Person may withhold consent to a settlement that does not satisfy the criteria in clauses (i) and (ii) below), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

9.                                      Confidentiality. This Commitment Letter and the Fee Letter are each delivered to you on the understanding that neither this Commitment Letter, any other Debt Financing Letter nor any of their terms or substance will be disclosed, directly or indirectly, to any other person or entity except (a) this Commitment Letter (but not the Fee Letter) may be disclosed as required by the rules and regulations of the Securities and Exchange Commission (the “SEC”) in connection with any filings with the SEC in connection with the Transactions (in which case you agree to inform us promptly thereof), (b) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or as otherwise required by applicable law or compulsory legal process (and in either such case you agree to inform us promptly thereof and to reasonably cooperate with us in securing a protective order in respect thereof to the extent lawfully permitted to do so), (c) to you and your officers, directors, employees, stockholders, affiliates, agents, attorneys, accountants and advisors on a confidential basis in connection with the Transactions, (d) the information contained in this Commitment Letter (but not that contained in the Fee Letter) may be disclosed in any Confidential Information Memorandum and any offering materials for the Unsecured Notes Offering or in connection with the syndication of the Facilities or the Unsecured Notes Offering, (e) this Commitment Letter (but not the Fee Letter) may be disclosed to the Target, the Seller, their direct and indirect equity holders and their respective officers, directors, employees, attorneys, accountants, agents and advisors, in each case on a confidential basis and only in connection with the Transactions, (f) to the extent portions thereof have been redacted in a manner reasonably agreed by us, you may disclose the Fee Letter and the contents thereof to the Target, the Seller and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential basis and only in connection with the Transactions, (g) after the Closing Date, you may disclose to the Acquired Business’s auditors the Fee Letter and the contents thereof for customary accounting

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purposes, including accounting for deferred financing costs, (h) you may disclose the Commitment Letter and the Fee Letter and the other Debt Financing Letters to the extent necessary in connection with the enforcement of your rights hereunder or thereunder, (i) you may disclose the Commitment Letter to potential Investors or Lenders (but not the Fee Letter) and to rating agencies in connection with obtaining ratings in connection with the Transactions and (j) you may disclose the Commitment Letter if we consent in writing to such proposed disclosure. You may also disclose, on a confidential basis, the aggregate amount of fees (including original issue discount) payable under the Fee Letter as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees or “flex” or other economic terms set forth therein) in connection with the syndication of the Facilities and/or the Unsecured Notes Offering.

We and our respective affiliates shall use all non-public information received by us and them from you, the Target or your or its respective subsidiaries and representatives in connection with the Transactions solely for the purposes of providing the services contemplated by the Debt Financing Letters and shall treat confidentially all such non-public information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) on a customary basis, to Moody’s and S&P in connection with obtaining ratings in connection with the Transactions (including ratings in connection with the Unsecured Notes), (b) to any Investors or participants or prospective Investors or participants (other than persons who have, on the date of disclosure, effectively been designated as Disqualified Institutions) and to any direct or indirect contractual counterparty to any credit default swap or similar derivative product (other than Disqualified Institutions), (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations (in which case we will promptly notify you, in advance, to the extent practicable and permitted by law, rule or regulation, except in connection with any request as part of any regulatory audit or examinations conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority), (d) upon the request or demand of any governmental or regulatory authority (including any self-regulatory authority) having jurisdiction over us or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review by any governmental or regulatory authority (including any self-regulatory authority) having jurisdiction over us (in which case we shall, to the extent practicable and permitted by law, rule or regulation, except with respect to any audit or examination conducted by accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to our respective officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents working on the Transactions (collectively, “Representatives”) and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (provided that we shall be responsible for the compliance of our Representatives with the provisions of this paragraph), (f) to any of our respective affiliates or Representatives of our respective affiliates (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential) solely in connection with the Transactions (provided that we shall be responsible for the compliance of our affiliates and Representatives of our affiliates with the provisions of this paragraph), (g) to the extent any such information is or becomes publicly available other than by reason of improper disclosure by us, our respective affiliates or our respective Representatives in breach of this Commitment Letter, (h) to the extent that any such

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information is independently developed by us, any of our respective affiliates or any of our respective Representatives, (i) to the extent that such information is received by us or our affiliates from a third party that is not to our or our respective affiliates’ knowledge subject to confidentiality obligations to you and (j) to establish a “due diligence” defense, if applicable; provided that the disclosure of any such information to any Investors or prospective Investors or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Investors or prospective Investors or participants or prospective participants that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. Our obligations under this paragraph shall terminate two years from the date hereof.

Notwithstanding anything herein to the contrary, you and we (and any of your and our respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Debt Financing Letters and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to any Debt Financing Letter, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by the Debt Financing Letters is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

10.                               Conflicts of Interest; Absence of Fiduciary Relationship. You acknowledge and agree that:

(a)                                 each of us and/or our respective affiliates and subsidiaries, including, in the case of Jefferies Finance, Jefferies and its affiliates (each, a “Commitment Party Group”), in our and their respective capacities as principal or agent, are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of our respective Commitment Party Group;

(b)                                 we and any other member of a Commitment Party Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of a Commitment Party Group is in possession or has come or comes into possession

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(whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member of a Commitment Party Group in performing services or providing advice to any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within our divisions or divisions of other members of a Commitment Party Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose;

(c)                                  information that is held elsewhere within us or a member of any Commitment Party Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder;

(d)                                 neither we nor any other member of a Commitment Party Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business;

(e)                                  (i) neither we nor any of our respective affiliates have assumed any advisory responsibility or any other obligation in favor of the Acquiror, the Target or any of its or their affiliates except the obligations expressly provided for under the Debt Financing Letters, (ii) we and our respective affiliates, on the one hand, and the Acquiror and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Acquiror or any of its affiliates rely on, any fiduciary duty on the part of us or any of our respective affiliates and (iii) we are (and are affiliated with) full service financial firms and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of a Commitment Party Group may at any time hold debt or equity securities for our or its own account in the Company). With respect to any securities and/or financial instruments so held by us, any of our respective affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) and (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our respective affiliates to bring such transactions, activities, investments or holdings to your attention; and

(f)                                   neither we nor any of our respective affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own

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independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our respective affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

11.                               Choice of Law; Jurisdiction; Waivers. The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether in contract or tort), shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that the interpretation of any provisions of the Purchase Agreement referred to in this Commitment Letter, including the determination of the accuracy of the Specified Purchase Agreement Representations and the definition of “Company Material Adverse Effect” shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agrees that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court (provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction) and that service of process therein may be made by certified mail, postage prepaid, to its address set forth above and further agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you or us, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

12.                               Miscellaneous.

(a)                                 This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, .pdf or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

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(b)                                 You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our reasonable discretion (and any purported assignment without such consent, at our sole option, shall be null and void). We may at any time and from time to time assign all or any portion of our Commitments hereunder to one or more of our respective affiliates (provided that, unless you otherwise consent in writing to such assignment, we will remain liable for our obligations hereunder until the funding of the Debt Financing) or, subject to Sections 2 and 4 hereof, to one or more Investors; provided that such assignment shall not relieve us of our obligation to fund on the Closing Date the portion of our Commitments so assigned to the extent such assignee fails, upon satisfaction or waiver by us of all conditions to such assignee making its initial extensions of credit or purchase of the Unsecured Notes on the Closing Date, to fund such assigned Commitments on the Closing Date. Any and all obligations of, and services to be provided by, us hereunder (including our respective Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our respective affiliates or branches and we reserve the right to allocate, in whole or in part, to our respective affiliates or branches certain fees payable to us in such manner as we and our respective affiliates may agree in our and their sole discretion. You further acknowledge that we may share with any of our respective affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters.

(c)                                  This Commitment Letter has been and is made solely for the benefit of you, us and the Indemnified Persons and your, our and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

(d)                                 The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e)                                  You agree that we or any of our respective affiliates may disclose information about the Transactions to market data collectors and similar service providers to the financing community.

(f)                                   We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Investors may be required to obtain, verify and record information that identifies the Acquiror and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Investors to identify the Acquiror and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Investors.

13.                               Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of,

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or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party.

14.                               Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter, except as set forth in the immediately succeeding sentence, Sections, 2, 4 and 7 to and including 15 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated; provided, that your obligations under this Commitment Letter (other than your obligations with respect to (a)  the syndication of the Debt Financing and the titles and roles related thereto and (b) confidentiality) shall automatically terminated and be superseded in their entirety by those set forth in the Definitive Debt Documents.

15.                               Acceptance, Expiration and Termination; Reduction. Please indicate your acceptance of the terms of the Debt Financing Letters by returning to us executed counterparts of the Debt Financing Letters not later than 11:59 p.m., New York City time, on June 19, 2017 (the “Deadline”; the date of receipt of such executed counterparts, the “Signing Date”). The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14 hereof, this Commitment Letter (but not the other Debt Financing Letters) will terminate automatically on the earliest of (i) the date of termination of the Purchase Agreement prior to the closing of the Acquisition, (ii) the closing of the Acquisition (unless the Initial Lender has failed to fund in breach of its obligations hereunder) and (iii) 5:00 p.m., New York City time, on August 12, 2017. In addition, our Commitments hereunder to purchase Unsecured Notes shall automatically be reduced, on a dollar for dollar basis, by the aggregate gross proceeds from the issuance or sale of any Unsecured Notes, whether pursuant to this Commitment Letter or otherwise upon the closing thereof (whether in escrow or otherwise).

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Definitive Debt Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to the conditions precedent set forth in Section 3 hereof, including the execution and delivery of the Definitive Debt Documents (which shall be negotiated in good faith as required by the Documentation Principles).

[Signature Pages Follow]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

JEFFERIES GROUP LLC

By:	/s/ Jeffrey R. Whyte
	Name:	Jeffrey R. Whyte
	Title:	Assistant Secretary

JEFFERIES FINANCE LLC

By:	/s/ Jason Kennedy
	Name:	Jason Kennedy
	Title:	Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of the
date first above written:

TELADOC, INC.

By:	/s/ Adam C. Vandervoort
	Name:	Adam C. Vandervoort
	Title:	Chief Legal Officer and Secretary

[Signature Page to Commitment Letter]

EXHIBIT A

Project Barolo
$150.0 million Term Loan Facility

$10.0 million Revolving Credit Facility
Summary of Principal Terms and Conditions(1)

Borrower:	Teladoc, Inc., a Delaware corporation (the “Borrower”).

Administrative Agent:

Jefferies Finance LLC (“Jefferies”), acting through any of its affiliates as it deems appropriate, will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other lenders, excluding any Disqualified Institutions (the “Lenders”), and will perform the duties customarily associated with such roles.

Sole Lead Arranger and Sole Bookrunner:

Jefferies, acting through any of its affiliates as it deems appropriate, will act as sole lead arranger and sole bookrunner for the Facilities (as defined below), and will perform the duties customarily associated with such roles (the “Lead Arranger”).

Term Loan Facility:

1. Amount: A term loan facility in an aggregate principal amount of $150.0 million (the “Term Loan Facility”).

2. Currency: U.S. dollars.

3. Use of Proceeds: The loans made pursuant to the Term Loan Facility (the “Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to finance, in part, the Acquisition, to consummate the Refinancing and to pay fees and expenses in connection therewith.

4. Maturity: The final maturity date of the Term Loan Facility shall be five (5) years from the Closing Date (the “Term Loan Maturity Date”).

5. Amortization: (i) Annual amortization (payable in equal quarterly installments, commencing with the first full fiscal quarter ending after the Closing Date) of the Term Loans shall be required in an amount equal to 1.0% of the initial aggregate principal amount of the Term Loans.

(ii) The remaining aggregate principal amount of Term Loans originally incurred shall be due and payable in full on the Term Loan Maturity Date.

6. Availability: Term Loans may only be incurred on the Closing

(1)  All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Exhibit A-1

Date. Once repaid, no amount of Term Loans may be reborrowed.

Revolving Credit Facility:

1. Amount: A revolving credit facility in an aggregate principal amount of $10.0 million (the “Revolving Credit Facility”). $5.0 million of the Revolving Credit Facility will be available for the issuance of letters of credit on terms to be agreed.

2. Currency: U.S. dollars.

3. Use of Proceeds: The loans made pursuant to the Revolving Credit Facility (the “Revolving Loans” and together with the Term Loans, the “Loans”) may be used for working capital and general corporate purposes, including to fund any original issue discount or fees imposed pursuant to the market flex provisions of the Fee Letter.

4. Maturity: The final maturity date of the Revolving Credit Facility shall be three (3) years from the Closing Date (the “Revolver Maturity Date”).

5. Availability: Revolving Loans will be available at any time prior to the Revolver Maturity Date, in minimum principal amounts to be agreed. Amounts repaid under the Revolving Credit Facility may be reborrowed.

Credit Documentation

The definitive documentation governing or evidencing the Facilities (collectively, the “Credit Documentation”) shall be prepared by counsel to the Administrative Agent and shall be consistent with the Commitment Letter including this Exhibit A and Exhibit B to the Commitment Letter and the Fee Letter, will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default referred to in the Commitment Letter (including this Exhibit A and Exhibit B to the Commitment Letter) (subject to modification in accordance with the “market flex” provisions of the Fee Letter) and consistent with loan documentation terms customary and usual for facilities, borrowers and transactions of this type that are reasonably satisfactory to the Borrower and the Lead Arranger (but in no event including any conditions to borrowing not set forth in the Commitment Letter (including this Exhibit A and Exhibit B to the Commitment Letter)) and shall be negotiated in good faith by the Borrower and the Lead Arranger and give due regard to that certain term loan credit agreement as previously agreed between the Borrower and the Lead Arranger, with modifications to reflect (i) the terms set forth herein, (ii) the differences in the business of the borrower under such precedent documentation on the one hand and the Borrower and its subsidiaries on the other hand, (iii) the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries, businesses and business

Exhibit A-2

practices and (iv) general trends and risks affecting the industry of the Borrower and its subsidiaries. This paragraph and the provisions herein are referred to as the “Documentation Principles.”

Uncommitted Incremental Facilities:

The Borrower will have the right to solicit existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other lenders (each of whom would constitute an Eligible Transferee, as described under the heading “Assignments and Participations” below) who will become Lenders in connection therewith (the “Additional Lenders”) to provide (x) an increase in commitments under the Revolving Credit Facility to be made available under the Credit Documentation (each, an “Incremental Revolving Commitment Increase”; the loans thereunder, the “Incremental Revolving Credit Loans”) and/or (y) incremental commitments consisting of one or more increases to the Term Loan Facility and/or one or more new tranches of term loans to be made available under the Credit Documentation (hereinafter the “Incremental Term Loan Facilities,” the loans thereunder the “Incremental Term Loans”; and the Incremental term Loan Facilities, together with the Incremental Revolving Commitment Increase, the “Incremental Facilities”) in an aggregate amount not to exceed (x) $50.0 million (the “Free and Clear Incremental Basket”) plus (y) if the First Lien Leverage Ratio (as defined below), on a pro forma basis measured at the time of incurrence of such Incremental Facility and after giving effect thereto (or in the case of Incremental Term Loan Facilities used to finance a permitted acquisition, the consummation of which is not conditional upon the availability of, or obtaining, third-party financing (a “Limited Condition Acquisition”), and to the extent the Lenders participating in such Incremental Term Loan Facility agree, measured at the time of the execution of the acquisition agreement related to such permitted acquisition), is less than or equal to 4.00:1.00 (after giving pro forma effect to the Transaction) (assuming, for purposes of such calculations, that all commitments under any Incremental Facility are fully drawn and excluding for purposes of such calculation the cash proceeds of incremental loans from any unrestricted cash permitted to be netted in the calculation of such ratio (but otherwise giving pro forma effect to the application of any such amounts to prepayments of debt)), an unlimited amount (this clause (y), the “Incurrence-Based Incremental Basket,” and at any time, the sum of the amounts under the Free and Clear Incremental Basket and Incurrence-Based Incremental Basket, the “Available Incremental Amount”) on terms agreed by the Borrower and the Lender or Lenders providing the respective Incremental Facility; provided that (i) no default or event of default exists or would exist after giving effect thereto; provided that, in the case of Incremental Facilities used to finance a Limited Condition Acquisition and to the extent the Lenders participating in such

Exhibit A-3

Incremental Facility agree, this clause (i) shall be tested at the time of the execution of the acquisition agreement related to such Limited Condition Acquisition, (ii) all of the representations and warranties contained in the Credit Documentation shall be true and correct in all material respects (or, in all respects, if qualified by materiality); provided that, in the case of Incremental Facilities used to finance a Limited Condition Acquisition and to the extent the Lenders participating in such Incremental Facility agree, this clause (ii) shall be subject only to “Specified Representations”, (iii) any such Incremental Facility shall benefit from the same guarantees as, and be secured on an equal and ratable pari passu basis by the same Collateral (as defined below) securing, the Facilities and (iv) the Borrower shall be in pro forma compliance with the Financial Covenants; provided that, in the case of Incremental Facilities the proceeds of which are to be used to finance a Limited Condition Acquisition and to the extent the Lenders participating in such Incremental Facilities agree, this clause (iv) shall be tested at the time of the execution of the acquisition agreement related to such Limited Condition Acquisition.

In the case of any Incremental Revolving Commitment Increase, all material terms (including pricing) shall be substantially identical to the Revolving Credit Facility.

In the case of Incremental Term Loans, such Incremental Term Loans shall be subject to the same terms as the Term Loans (including voluntary and mandatory prepayment provisions), except that, unless such Incremental Term Loans are made a part of the Term Loan Facility (in which case all terms thereof shall be identical to those of the Term Loan Facility), (1) the interest rate margins and (subject to clauses (2) and (3) below) final maturity and weighted average life to maturity applicable to any Incremental Term Loans shall be determined by the Borrower and the lenders thereunder, provided that, the “effective yield” on any Incremental Term Loans payable by the Borrower(which, for such purposes only, shall be deemed to take account of applicable margins, interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life of such Incremental Term Loans and (B) four years) payable to all Lenders providing such Incremental Term Loans, but exclusive of any arrangement, structuring, ticking or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loans) may exceed the then “effective yield” on Term Loans (determined on the same basis as provided in the preceding parenthetical) if the “effective yield” on the applicable Term Loans (determined on the same basis as provided in the second preceding parenthetical) is increased to be not less than 0.50% (after giving effect to any increase to the “effective yield” on any Term Loans) lower than the “effective yield” on such Incremental Term Loans, (2)

Exhibit A-4

the final stated maturity date for such Incremental Term Loans may be identical to or later (but not earlier) than the final stated maturity date applicable to the Term Loans, (3) the average weighted life to maturity of such Incremental Term Loans is no shorter than the average weighted life to maturity applicable to the then outstanding Term Loans and (4) the Incremental Term Loans shall share ratably in all voluntary and mandatory prepayments unless the lenders holding such Incremental Term Loans elect to receive a lesser amount, provided that such Incremental Term Loans shall have covenants and defaults no more restrictive (excluding pricing, optional prepayment or redemption terms, call protections and premiums) than those under the Term Loan Facility (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loan Facility existing at the time of such incurrence of Incremental Term Loans), unless otherwise mutually agreed by the Borrower and the Administrative Agent.

Any upfront fees and arrangement fees for any Incremental Facility will be negotiated with the applicable Lenders at the time of any request to provide commitments pursuant to such Incremental Facility. The Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if the consent of the Administrative Agent would be required under the heading “Assignments and Participations” for an assignment of Term Loans to such Additional Lender. Nothing contained herein or in the Commitment Letter constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental Facility.

“First Lien Leverage Ratio,” “Total Leverage Ratio” and “Consolidated EBITDA” each shall have meanings to be agreed in the Credit Documentation, giving due regard to the Documentation Principles (it being understood that any leverage calculation shall be net of unrestricted domestic cash and cash equivalents that are subject to control agreements for the benefit of the Collateral Agent, subject to a cap on such unrestricted cash and cash equivalents to be agreed).

Guarantees:

All obligations of (a) the Borrower under the Facilities, (b) the Borrower or any of the Guarantors (as defined below) under (or in respect of) certain interest rate and/or foreign currency swaps or similar agreements entered into with the Administrative Agent, the Lead Arranger, a Lender or an affiliate of any of the foregoing persons, other than Excluded Swap Obligations (as defined below) (the “Secured Hedging Agreements” and clauses (a) and (b) above, the “Borrower Obligations”) will be fully and unconditionally guaranteed on a joint and several basis by (i) the Borrower (other than with respect to its own obligations), and (ii) each direct or indirect wholly owned material domestic subsidiary (whether owned on the Closing Date or formed or acquired thereafter) of the Borrower, other than (A) any subsidiary that

Exhibit A-5

is prohibited by applicable law or existing contractual obligations from becoming a guarantor, (B) any subsidiary of the Borrower that is a controlled foreign corporation within the meaning of Section 957 of the United States Internal Revenue Code of 1986, as amended (a “CFC”), a subsidiary of a CFC or a Domestic CFC Holding Company (as defined below), (C) any foreign subsidiary for which the providing of a guarantee could reasonably be expected to result in a violation, or breach of, or conflict with, fiduciary duties of the directors, officers and managers of such subsidiary, (D) immaterial subsidiaries (to be defined on a basis to be mutually agreed upon), (E) any subsidiary acquired pursuant to a permitted acquisition or other similar investment permitted by the Credit Documentation that has assumed secured indebtedness that is permitted pursuant to the Credit Documentation and not incurred in contemplation of such permitted acquisition or other similar investment and any subsidiary thereof that guarantees such secured indebtedness, in each case to the extent (and for so long as) such secured indebtedness prohibits such subsidiary from becoming a Guarantor, and (F) other exceptions and limitations to be mutually agreed (each such person, a “Guarantor” and, collectively, the “Guarantors” and together with the Borrower, the “Credit Parties”).

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree in writing that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

“Excluded Swap Obligations” means any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor or the Borrower of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

Security:

Subject to the Funds Certain Provisions and the Documentation Principles, all amounts owing under the Facilities, the Secured Hedging Agreements (and all obligations under the Guarantees) (collectively, the “Secured Obligations”) will be secured by (x) a perfected security interest, subject only to liens permitted under the Credit Documentation, in all stock, other equity interests and promissory notes owned by the

Exhibit A-6

Borrower and the Guarantors (which pledge, in the case of voting stock in any direct or indirect subsidiary of the Borrower that is a first-tier CFC or Domestic CFC Holding Company, shall be limited to 65% of the voting stock (and 100% of the non-voting stock) of such CFC or Domestic CFC Holding Company, as the case may be) and (y) a perfected security interest in and mortgages on, in each case subject only to liens permitted under the Facilities, substantially all other tangible and intangible assets (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, bank and securities deposit accounts (which accounts shall be required to be made subject to control agreements within a post-closing time period to be agreed) owned by the Borrower and the Guarantors (all of the foregoing, the “Collateral”)

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) motor vehicles and other assets subject to certificates of title (to the extent a lien thereon cannot be perfected by the filing of a UCC financing statement), letter of credit rights (other than to the extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement) and commercial tort claims below a threshold to be mutually agreed; (ii) pledges and security interests in margin stock and, to the extent prohibited by law, or requiring the consent of any person (other than Borrower or any of its subsidiaries) under, or prohibited by the terms of any applicable organizational documents (other than the organizational documents of any Credit Party or any wholly owned subsidiary thereof), joint venture agreement or shareholders’ agreement, equity interests in any person that is not a wholly owned subsidiary; (iii) any fee owned real property with a fair market value of less than an amount to be agreed (with any required mortgages on properties with a value greater than such amount being permitted to be delivered after the Closing Date within a time period to be agreed) and all leasehold interests in real property; (iv) intent to use trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent to use trademark application under applicable federal law; (v) (a) deposit accounts of any Credit Party exclusively used for payroll, payroll taxes or employee benefits in the ordinary course of business, (b) deposit accounts that are “zero-balance accounts” or de minimis disbursement accounts and (c) escrow accounts and deposits to secure letters of credit, surety or performance bonds or similar obligations; (vi) any lease, license, property right or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Credit Documentation, to the extent that a grant of a security interest

Exhibit A-7

therein would violate or invalidate such lease, license, property right or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof; (vii) any assets of a CFC or a Domestic CFC Holding Company and (viii) those assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower, in consultation with the Administrative Agent, or as to which the Administrative Agent and the Borrower agree in writing that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby.

The term “Domestic CFC Holding Company” shall mean any entity organized under the laws of the United States (or any state thereof) that owns no material assets other than equity interests in or indebtedness of one or more CFCs.

Notwithstanding the foregoing, (i) the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Funds Certain Provisions. (ii) under no circumstances shall landlord waivers, bailee waivers, warehouseman waivers or collateral access agreements, be required and (iii) no actions under the law of any non-U.S. jurisdiction, and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction, shall be required.

Voluntary Prepayments:

Voluntary prepayments may be made at any time on three business days’ notice in the case of LIBOR Loans, or one business day’s notice in the case of Base Rate Loans, without premium or penalty (except as otherwise provided under the heading “Call Protection” below), in minimum principal amounts to be mutually agreed; provided that (x) voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs, and (y) such payments of Term Loans shall be subject to the Call Protection described below.

Mandatory Repayments:

Mandatory repayments of Term Loans shall be required from

(a) 100% of the cash proceeds (net of taxes directly attributable thereto, reasonable costs and expenses in connection therewith, repayments of debt secured by such asset or (in the case only of other permitted debt (if any) secured by equal and ratable liens on the Collateral) otherwise subject to mandatory prepayment as a result thereof (and limited, in the case of such other debt, to its proportionate share of such prepayment)

Exhibit A-8

and the amount of reserves established (for a time period and with recapture provisions to be agreed) to fund contingent liabilities reasonably estimated to be payable and directly attributable thereto) from asset sales by the Borrower and its subsidiaries (including sales of equity interests of any subsidiary of the Borrower) in excess of an amount to be agreed but subject to certain ordinary course exceptions to be agreed as well as a right of the Borrower and its subsidiaries to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) in assets useful in the business of the Borrower and its subsidiaries (other than ordinary course current assets) within 365 days and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter (the “Asset Sale Reinvestment Right”),

(b) 100% of the net cash proceeds from issuances or incurrences of debt (other than the other debt permitted under the Credit Documentation,

(c) 50% (with step-downs to 25% and 0% when the First Lien Leverage Ratio is less than or equal to levels to be mutually agreed) of annual Excess Cash Flow (to be defined in a manner to be mutually agreed, but in any event shall be reduced by cash amounts used (or committed to be used within the next succeeding year) for capital expenditures, permitted acquisitions and certain other permitted investments and certain permitted restricted payments to be mutually agreed of the Borrower and its subsidiaries, in each case to the extent financed with internally generated cash flow), commencing with the first full fiscal year of the Borrower ending after the Closing Date (i.e., December 31, 2018); provided that, in any fiscal year, any voluntary prepayments (other than voluntary prepayments applied to prepay future amortization payments that are due in the fiscal year of such prepayment) or repurchases of Term Loans by the Borrower, in each case to the extent financed with internally generated cash flow, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis (but, in the case of repurchases of Term Loans, limited to the amount of cash actually expended to purchase the principal thereof; and

(d) 100% of the net cash proceeds from insurance recovery and condemnation events of the Borrower and its subsidiaries (subject to a right of the Borrower and its subsidiaries to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) in assets useful in the business of the Borrower and its subsidiaries (other than ordinary course current assets) in assets useful in the business of the Borrower and its subsidiaries (other than ordinary course current assets) within 365 days and, if so committed to be reinvested, so long as such reinvestment is actually completed within 180 days thereafter).

Exhibit A-9

Mandatory prepayments made pursuant to clauses (a), (c) and (d) above shall be subject to customary limitations to be agreed (including limitations under local law, e.g. financial assistance, corporate benefit and fiduciary and statutory duties of directors of the relevant non-U.S. subsidiaries) to the extent required to be made from cash at non-U.S. subsidiaries and to the extent the repatriation of which would result in material adverse tax consequences, as reasonably determined by the Borrower in consultation with the Administrative Agent, or would be prohibited or restricted by applicable law; provided that, in any event, (i) the Borrower shall use commercially reasonable efforts to eliminate such tax effect or to permit such repatriation in order to make such prepayments and (ii) solely in the case of prepayments under clause (c) where such prepayments that are limited as a result of material adverse tax consequences, an amount equal to the portion of Excess Cash Flow that is not used for a mandatory prepayment as a result of such limitation, less the amount of additional taxes that would have been payable or reserved for if such amount had been repatriated, shall be applied to prepay the Term Loan Facility within 12 months from the date such prepayment was required.

All mandatory repayments of Term Loans made pursuant to clauses (a) through (d), inclusive, above will, subject to the provisions described under the heading “Waivable Prepayments” below and subject to application of permitted refinancing indebtedness proceeds to the debt being refinanced, be applied, without premium or penalty (other than breakage costs, if applicable), pro rata to each outstanding tranche of Term Loans and Incremental Term Loans (if any) and any Refinancing Facilities (if any), and shall apply to reduce future scheduled amortization payments of the respective Term Loans in direct order of maturity.

Call Protection:

In the event all or any portion of the Term Loans is voluntarily repaid (or prepaid from the proceeds of any indebtedness, and including any repayment or prepayment following or in connection with any change in control or following any acceleration of the Term Loans) and in connection with any mandatory assignment of a non-consenting lender, such repayments or prepayments shall be made at (i) 103% of the amount repaid or prepaid if such repayment or prepayment occurs prior to the first anniversary of the Closing Date, (ii) 102% of the amount repaid or prepaid if such repayment or prepayment occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date and (iii) 101% of the amount repaid or prepaid if such repayment or prepayment occurs on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date.

Exhibit A-10

Fees and Interest Rates:	As set forth on Annex A hereto.

Yield Protection:

The Facilities shall include customary protective provisions for such matters as capital adequacy, increased costs, reserves, liquidity, funding losses, illegality and customary tax gross ups (it being understood that, for purposes of determining increased costs arising in connection with a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and the Foreign Account Tax Compliance Act, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing shall be deemed to have been introduced or adopted after the date of the Credit Documentation, regardless of the date enacted, adopted or issued, but solely for such costs that would have been included if they had been otherwise imposed under the applicable increased cost provisions and only to the extent the applicable Lender is generally imposing such charges on other similarly situated borrowers under comparable syndicated credit facilities). The obligation of the Borrower and the Guarantors to gross up for and/or to indemnify Lenders for taxes imposed on payments will be subject to customary exceptions, including the requirement to provide applicable tax related documentation, and will include customary mitigation provisions.

Conditions Precedent:

Conditions Precedent to Initial Borrowing

The making of each Loan on the Closing Date shall be conditioned solely upon:

Those conditions precedent in Section 3 of the Commitment Letter and in Exhibit B to the Commitment Letter, subject in each case to the Funds Certain Provisions.

Conditions Precedent to all Borrowings (except on the Closing Date)

Except with respect to borrowings and other credit extensions on the Closing Date and except as otherwise provided above under “Uncommitted Incremental Facilities,” each borrowing and each other extension of credit under the Credit Documentation shall be subject only to the following conditions precedent: (i) delivery of notice of borrowing; (ii) accuracy of representations and warranties in all material respects (provided, that any representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein) and any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of the respective date or for the respective period, as the case may be)); and (iii) the absence of defaults or events of default at the time of, or immediately after giving effect to the making of, such extension of credit.

Exhibit A-11

Representations and Warranties:

Representations and warranties (to be applicable to the Borrower and its subsidiaries) will be limited to the following, in each case with customary exceptions, qualifications and limitations for materiality to be provided in the Credit Documentation to be mutually agreed by the Borrower and the Lead Arranger and consistent with the Documentation Principles: (i) organization and corporate status, (ii) power and authority, (iii) due authorization, execution and delivery and enforceability, (iv) no violation or conflicts with laws, material contracts or charter documents, (v) governmental approvals, franchises, licenses, permits, etc., (vi) financial statements and projections, (vii) absence of a Material Adverse Effect (to be defined in a manner to be mutually agreed), (viii) solvency of the Borrower and its subsidiaries on a consolidated basis as of the Closing Date, (ix) absence of material litigation, (x) true and complete disclosure, (xi) use of proceeds and compliance with Margin Regulations, (xii) tax returns and payments, (xiii) insurance, (xiv) compliance with law, including (without limitation) ERISA and environmental laws, (xv) ownership of property and ownership or rights to use intellectual property, (xvi) equity interests and subsidiaries, (xvii) absence of undisclosed liabilities, (xviii) creation, validity, perfection and ranking of security interests under the security agreements, (xix) inapplicability of Investment Company Act, (xx) employment and labor relations, (xxi) certain regulatory matters, (xxii) PATRIOT Act, (xxiii) OFAC/sanctions and other anti-terrorism laws, (xxiv) FCPA and other anti-corruption laws, anti-money laundering laws and dealings with embargoed persons; and (xxv) no ownership interest in Borrower’s affiliated variable interest entities.

Covenants:

Affirmative and negative covenants (to be applicable to the Borrower and its subsidiaries) will be limited to the following, in each case with customary exceptions, qualifications and “baskets” to be mutually agreed by the Borrower and Lead Arranger and consistent with the Documentation Principles:

(a)           Affirmative Covenants - (i) Compliance with laws, regulations (including, without limitation, ERISA and environmental laws) and material contractual obligations; (ii) payment of material taxes and other material obligations; (iii) maintenance of adequate insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); (iv) preservation of existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights and information regarding collateral (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); (vi) keeping of proper books in accordance with GAAP; (vii) maintenance of properties (subject to casualty, condemnation and normal wear and tear); (viii) further assurances as to perfection and priority of security interests and additional guarantors and

Exhibit A-12

security; (ix) notice of defaults, material litigation, certain other material events and other customary reporting requirements; (x) financial and other reporting requirements (including, without limitation, unaudited quarterly (for the first three fiscal quarters) and audited annual financial statements for the Borrower and its subsidiaries on a consolidated basis (which, for each quarterly statement, shall be certified to have been prepared in accordance with GAAP) and a budget prepared by management of the Borrower and provided on an annual basis, in the case of the unaudited quarterly and audited annual financial statements with accompanying management discussion and analysis and, in the case of the audited annual financial statements, accompanied by an opinion of a nationally recognized accounting firm (which opinion shall not be subject to any qualification as to “going concern” or scope of the audit, but that may contain a “going concern” statement that is solely due to (a) the impending maturity of the Facilities scheduled to occur within one year or (b) any potential inability to satisfy the Financial Covenants on a future date or in a future period)); (xi) quarterly lender calls; (and (xii) use of proceeds.

(b)           Negative Covenants — Limitations on: (i) indebtedness (including guarantees and indebtedness of non-wholly owned subsidiaries and other non-Guarantors) and preferred or disqualified stock (with exceptions to include an ability to incur (a) [reserved], (b) [reserved], (c) Incremental Facilities, (d) unsecured indebtedness, subject to (i) a starter basket to be agreed, (ii) customary limitations on tenor and covenants and a cap to be agreed on the amount thereof that may be incurred by subsidiaries that are not Credit Parties and (iii) the Borrower’s pro forma compliance with a Total Leverage Ratio of not greater than a ratio to be agreed and (e) the Unsecured Notes); (ii) liens; (iii) asset dispositions; (iv) restricted payments, investments (with exceptions to include a general investment basket equal to an amount to be agreed (which can be utilized, amongst other things, to consummate permitted acquisitions of entities who will not become Guarantors)), loans, advances, guarantees and acquisitions (with exceptions to include an ability to do Permitted Acquisitions (as defined below); (v) swap agreements; (vi) transactions with affiliates; (vii) restrictions affecting subsidiaries; (viii) prepayments of subordinated, junior lien and unsecured indebtedness and certain other material indebtedness; (ix) sale and leaseback transactions; (x) mergers and consolidations; (xi) amendment, modification or waiver of charter documents of the Borrower and its subsidiaries and material subordinated indebtedness in any manner that is materially adverse to the interests of the Lenders; (xii) changes in business; (xiii) accounting changes; (xiv) changes to fiscal year; (xv) further negative pledges; and (xvi) PATRIOT Act and violations of anti-terrorism, anti-corruption, anti-money laundering laws and dealing with embargoed persons, in each case with customary qualifiers, exceptions and limitations to be mutually agreed.

Exhibit A-13

The Credit Documentation will include an “Available Amount” builder basket based upon (i) retained excess cash flow (to be defined in the Credit Documentation) of the Borrower and its subsidiaries and (ii) proceeds from qualified equity contribution received by the Borrower after the Closing Date, usage of which will be subject to pro forma compliance with the Financial Covenants and a Total Leverage Ratio not in excess of a level to be agreed, and otherwise on terms and conditions to be mutually agreed.

Permitted Acquisition:

The Borrower or any subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”), subject solely to the following terms and conditions: (i) except with respect to any Limited Condition Acquisition to the extent provided below, there is no default or event of default immediately before and immediately after giving pro forma effect to such acquisition, (ii) after giving effect thereto, the Borrower is in compliance with the permitted lines of business covenant, (iii) solely to the extent required by, and subject to the limitations set forth in, “Guarantees” and “Security” above, the acquired company and its subsidiaries will become Guarantors and pledge their Collateral to the Administrative Agent, (iv) acquisitions of entities or assets that will not be Guarantors or do not constitute Collateral as set forth in “Guarantees” and “Security” shall not exceed an aggregate amount to be agreed and (v) the Borrower shall be in pro forma compliance with the Financial Covenants.

Financial Covenants:

Only the following:

1.              Minimum Liquidity: At any time, Liquidity (to be defined in the Credit Documentation as the sum of (x) unrestricted cash plus (y) undrawn amounts under any committed revolving credit facilities) shall be not less than $15.0 million.

2.              Minimum LTM Revenue Growth: As of the end of any fiscal quarter, Recurring Revenue Growth shall be not less than 10%.

“Recurring Revenue Growth” shall have a meaning to be agreed in the Credit Documentation and shall be consistent with the definition set forth in that certain Amended and Restated Loan and Security Agreement dated as of May 2, 2014 by and between Silicon Valley Bank and the Borrower.

Limited Condition Acquisition

In the case of the incurrence of any indebtedness (including any Incremental Facilities) or liens or the making of any Permitted Acquisitions or other similar investments in connection with a Limited Condition Acquisition, at the Borrower’s option, the relevant ratios shall be determined, and any default or event of default blocker shall be tested, as of the date the definitive acquisition agreements for such Limited

Exhibit A-14

Condition Acquisition are entered into and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date; provided that if the Borrower has made such an election, in connection with the calculation of any ratio with respect to the incurrence of any debt (including any Incremental Facilities) or liens, or the making of any Permitted Acquisitions or other similar investments on or following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated, any such ratio shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated and have not been consummated.

Events of Default:

Events of Default (to be applicable to the Borrower and its subsidiaries) will be subject to customary thresholds and grace periods and limited to the following, in each case, with exceptions and qualifications to be mutually agreed by the Borrower and Lead Arranger and consistent with the Documentation Principles: (i) (x) nonpayment of principal or premium when due or (y) nonpayment of interest, fees or other amounts after a grace period to be mutually agreed by the Borrower and Lead Arranger; (ii) failure to perform or observe covenants set forth in the Facilities, subject, in the case of affirmative covenants (where customary and appropriate), to notice and an appropriate grace period; (iii) any representation or warranty proving to have been incorrect in any material respect (or, in any respect, if qualified by materiality) when made or confirmed; (iv) cross-defaults and cross-acceleration to other indebtedness in an aggregate principal amount in excess of an amount to be mutually agreed; (v) bankruptcy, insolvency proceedings, etc. (with a grace period for involuntary proceedings to be mutually agreed by the Borrower and the Lead Arranger); (vi) inability to pay debts, attachment, etc.; (vii) monetary judgment defaults in an amount in excess of an aggregate amount to be mutually agreed; (viii) customary ERISA defaults; (ix) actual or asserted invalidity of Credit Documentation or impairment of security interests in the Collateral; and (x) Change of Control (to be defined in a manner to be mutually agreed, it being understood that such definition shall provide that a Change of Control shall also occur if a certain Change of Control or other similar events occurs under any agreement or instrument governing or evidencing any other material indebtedness of the Borrower or its subsidiaries but shall not include any “continuing director” prong or similar triggers based on a change to the Borrower’s board of directors).

Assignments and Participations:

Neither the Borrower nor any Guarantor may assign their rights or obligations under the Facilities. After the Closing Date, any Lender may assign, and may sell participations in, its rights and obligations under the Facilities, subject (x) in the case of participations, to customary

Exhibit A-15

restrictions on the voting rights of the participants and restrictions on participations to natural persons, Disqualified Institutions and to the Borrower and its affiliates and (y) in the case of assignments, to limitations to be agreed (including (i) a minimum assignment amount to be agreed (or, if less, the entire amount of such assignor’s outstanding Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent, (iii) restrictions on assignments to any entity that is not an Eligible Transferee (to be defined to exclude, among others, Disqualified Institutions and the Borrower and its affiliates (except in connection with a Permitted Buy-Back (as defined below))) or a natural person, (iv) the receipt of the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and (v) the receipt of the consent of the Borrower (such consent, in any such case, not to be unreasonably withheld, delayed or conditioned)); provided that, the Borrower’s consent shall not be so required if (x) such assignment is to any Lender, its affiliates or an “approved fund” of a Lender, (y) such assignment is during the primary syndication of the Facilities, or (z) an event of default exists under the Facilities; provided, further, that such consent of the Borrower shall be deemed to have been given if the Borrower has not responded within ten business days of a written request for such consent.

The Credit Documentation shall also provide that Term Loans may be purchased by, and assigned to, the Borrower on a non-pro rata basis through Dutch auctions open to all Lenders with Term Loans of the respective tranche on a pro rata basis in accordance with procedures to be mutually agreed by the Borrower and the Lead Arranger; provided that (i) no default or event of default then exists under the Facilities or would result therefrom, (ii) the Borrower shall make a representation that it is not in possession of any material non-public information and (iii) any such Term Loans shall be automatically and permanently cancelled immediately upon purchase by the Borrower (without any increase to Consolidated EBITDA as a result of any gains associated with cancellation of debt) (any such purchase and assignment, a “Permitted Buy-Back”).

Waivers and Amendments:

Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Facilities (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby will be required with respect to (i) increases in commitment amounts of such Lender, (ii) reductions of principal, interest, premium or fees owing to such Lender, (iii) extensions of scheduled payments of any Loans (including at final maturity) of such Lender or times for payment of interest, premium or fees owing to such

Exhibit A-16

Lender, (iv) modifications to the pro rata sharing, payment by set-off and payment “waterfall” provisions and (v) the subordination of the liens securing, or the rights to receive payments under, the Facilities to any other indebtedness not permitted under the Credit Documentation on the Closing Date, (b) the consent of all of the Lenders shall be required with respect to (i) releases of all or substantially all of the collateral or the value of the Guarantees provided by the Guarantors taken as a whole, and (ii) modifications to the assignment provisions or the voting percentages and (c) the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under a particular class or tranche of the Facilities shall be required with respect to any amendment or waiver that would result in the Lenders under such class or tranche receiving a lesser prepayment, repayment or commitment reduction relative to any other class or tranche of the Facilities; provided that, if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrower shall have the right to substitute any non-consenting Lender by requiring such non-consenting Lender’s Loans to be assigned, without further action of such non-consenting Lender, at par, to one or more other institutions, subject to the assignment provisions described above, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Term Loans held by such Lender together with the payment by the Borrower to each non-consenting Lender of the applicable Call Protection described above.

The Credit Documentation will contain customary “amend and extend” provisions pursuant to which the Borrower may extend commitments and/or outstandings and make technical changes and amendments to accomplish same with only the consent of the respective consenting Lenders; provided that, such offers to extend such commitments and/or outstandings is made to all similarly situated Lenders and, provided, further, that, it is understood that no existing Lender will have any obligation to commit to any such extension.

Defaulting Lenders:	Customary for transactions of this type.

Indemnification; Expenses:

The Credit Documentation will contain customary indemnities for the Administrative Agent, the Lead Arranger, the Lenders, any other agent and their respective affiliates’ and their and their respective affiliates’ employees, directors, officers and agents (including, without limitation, all reasonable costs and expenses of the Lenders incurred after the occurrence, and during the continuance of, an event of default under the Facilities), in each case other than as a result of such person’s (or any of its related persons’) gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-

Exhibit A-17

appealable decision

The Credit Documentation will require the Borrower to pay all reasonable and documented out-of-pocket expenses of the Administrative Agent, the Lead Arranger and the Lenders associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto and in connection with the enforcement of the Credit Documentation.

Notwithstanding the foregoing, the Credit Parties shall not be responsible for the fees and expenses of more than one primary counsel to the Administrative Agent and the Lenders (and up to one local counsel and one regulatory counsel in each applicable jurisdiction), unless a Lender, the Administrative Agent or its counsel, as applicable, determines that it would create actual or potential conflicts of interest to not have individual counsel, in which case each Lender or the Administrative Agent, as applicable, may have its own counsel which shall be reimbursed in accordance with the foregoing.

Notwithstanding anything to the contrary herein, this paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Governing Law and Forum; Submission to Exclusive Jurisdiction:

All Credit Documentation shall be governed by the internal laws of the State of New York. The Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of any New York State court or Federal court sitting in the County of New York, Borough of Manhattan, and appellate courts thereof (except to the extent the Administrative Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment).

Counsel to Administrative Agent and Lead Arranger:	Davis Polk & Wardwell LLP.

Exhibit A-18

Annex A to Exhibit A
to Commitment Letter

Interest and Certain Fees

Interest Rate Options

At the Borrower’s option, Term Loans and Revolving Loans may be maintained from time to time as (x) Loans that shall bear interest at the Base Rate (“Base Rate Loans”) (or, if greater at any time, the Base Rate Floor (as defined below)) in effect from time to time plus the Applicable Margin (as defined below) or (y) Loans that shall bear interest at Adjusted LIBOR (“LIBOR Loans”) (or, if greater at any time, the LIBOR Floor (as defined below)), plus the Applicable Margin.

“Adjusted LIBOR” means the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period, as quoted on Reuters Screen LIBOR01 Page (or any successor page or service).

“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Term Loans and Revolving Loans (A) maintained as Base Rate Loans, 6.50%, and (B) maintained as LIBOR Loans, 7.50%; and (ii) in the case of any Incremental Loans incurred pursuant to an Incremental Facility (other than (x) any Incremental Term Loans which are added to (and form part of) the Term Loan Facility and (y) Incremental Revolving Credit Loans which are added to (and form part of) the Revolving Credit Facility, all of which shall have the same Applicable Margins as provided in the preceding clause (i), as the same may be adjusted as provided below), such rates per annum as may be agreed to among the Borrower and the Lender(s) providing such Incremental Term Loans; provided that the “Applicable Margin” for Term Loans shall be subject to adjustment as provided in clause (iii) of the section hereof entitled “Uncommitted Incremental Facilities.”

“Base Rate” shall mean the highest of (x) the “U.S. Prime Lending Rate” as published in The Wall Street Journal, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) Adjusted LIBOR for an interest period of one month plus 1.00%.

“Base Rate Floor” shall mean 2.00% per annum.

“LIBOR Floor” shall mean 1.00% per annum.

Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all applicable Lenders, 12 months or, to the extent agreed to by all applicable Lenders, periods shorter than 1 month shall be available in the case of LIBOR Loans.

Exhibit A-19

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:

Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Term Loan, 2.00% plus the rate otherwise applicable to such Term Loan or (ii) in the case of any other amount, 2.00% plus the rate applicable to Base Rate Loans. Such interest shall be payable on demand.

Revolving Credit Facility Commitment Fees:

A percentage per annum equal to 0.50% on the average daily undrawn portion of the commitments in respect of the Revolving Credit Facility, payable quarterly in arrears after the Closing Date and upon the termination of the commitments and calculated as set forth above.

Agent/Lender Fees:	The Administrative Agent, the Lead Arranger and the Lenders shall receive such fees as have been separately agreed upon.

Exhibit A-20

EXHIBIT B

Exhibit B to Commitment Letter

Closing Conditions

Capitalized terms used but not defined in this Exhibit B have the meanings assigned to them elsewhere in this Commitment Letter. The closing of the Facilities and the making of the initial loans thereunder and the initial purchase by Jefferies of the Unsecured Notes are conditioned upon satisfaction of the relevant conditions precedent contained in Section 3 of this Commitment Letter, the other conditions expressly set forth in this Commitment Letter, in Exhibit A under “Conditions Precedent to Initial Borrowing” (with respect to the Facilities) and those identified below. For purposes of this Exhibit B, references to “we,” “us” or “our” means Jefferies, Jefferies Finance and their respective affiliates.

1.                                      Subject to the Certain Funds Provisions, (x) the execution and delivery of the Definitive Debt Documents by the applicable Credit Parties (or the Acquiror with respect to the Unsecured Notes Offering) and (y) delivery to the Lead Arranger (or Jefferies with respect to the Unsecured Notes Offering) of (i) borrowing notices (if applicable), customary legal opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Credit Parties (to the extent applicable) (or the Acquiror with respect to the Unsecured Notes Offering), and (ii) a solvency certificate, substantially in the form attached hereto as Exhibit C, dated the Closing Date and after giving effect to the Transactions from a senior financial officer of the Borrower, relating to the solvency of the Borrower and its subsidiaries on a consolidated basis. Subject to the Certain Funds Provisions, with respect to the Facilities, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered by the Credit Parties and, if applicable, be in proper form for filing.

2.                                      Substantially concurrently with the initial funding under the Facilities and the purchase of the Unsecured Notes (if any Unsecured Notes are being purchased on the Closing Date), the Acquisition shall be consummated in accordance with the terms and conditions of the Purchase Agreement without giving effect to any alteration, amendment, modification, supplement or express waiver or consent granted by the Acquiror or any of its subsidiaries, if such alteration, amendment, modification, supplement or express waiver or consent granted by the Acquiror or any of its subsidiaries is materially adverse to the interests of Jefferies or its affiliates, without the prior written consent of Jefferies Finance (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that any alteration, amendment, modification, supplement or express waiver or consent granted by the Acquiror or any of its subsidiaries under the Purchase Agreement that results in (a) a reduction in the Purchase Price shall be deemed not to be materially adverse to the interests of Jefferies if such reduction is applied to reduce the Term Loan Facility or (if any Unsecured Notes are being purchased on the Closing Date) the Unsecured Notes, (b) an increase in the Purchase Price shall be deemed not to be materially adverse to the interests of Jefferies so long as any such increases shall not be funded with proceeds of any indebtedness, (c) any change in the Purchase Price shall be deemed not to be materially adverse to the interests of Jefferies if such change is pursuant to any purchase price adjustment provisions, including, without limitation, working capital adjustments, set forth in the Purchase Agreement or (d) an amendment, modification or express

Exhibit B-1

waiver with respect to the definition of Company Material Adverse Effect shall be deemed materially adverse to the interests of Jefferies.

3.                                      The Refinancing shall have been consummated or, substantially concurrently with the initial borrowings and initial purchases under the Debt Financing, shall be consummated; provided that up to $50,000 aggregate principal amount of the Acquired Business’ 5.000% Subordinated Convertible Promissory Notes due August 29, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified) may remain outstanding.

4.                                      Jefferies shall have received (a) audited consolidated balance sheets of each of the Acquiror and its consolidated subsidiaries and of the Target and its consolidated subsidiaries, in each case as at the end of, and related audited statements of income and cash flows and stockholders’ equity of each of the Acquiror and its consolidated subsidiaries and the Target and its consolidated subsidiaries, in each case for, the most recent three fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets of each of the Acquiror and its consolidated subsidiaries and of the Target and its consolidated subsidiaries, in each case as at the end of, and related statements of income and cash flows and stockholders’ equity of each of the Acquiror and its consolidated subsidiaries and the Target and its consolidated subsidiaries, in each case, for each fiscal quarter after the date of the most recent financial statements delivered pursuant to clause (a) above and ended at least 45 days before the Closing Date. Jefferies hereby confirms receipt of (x) the audited financial statements of the Acquiror referred to in clause (a) above for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 and the unaudited financial statements of the Acquiror referred to in clause (b) above for the fiscal quarter ended March 31, 2017, (y) the audited financial statements of the Target and its subsidiaries referred to in clause (a) above for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016 and the unaudited financial statements of the Target and its subsidiaries referred to in clause (b) above for the fiscal quarter ended March 31, 2017.

5.                                      Jefferies shall have received a pro forma consolidated balance sheet of the Acquiror as of the last day of the most recently completed fiscal quarter for which financial information pursuant to paragraph 4 above has been delivered and pro forma consolidated statement of income of the Acquiror for the most recently completed fiscal quarter and most recently completed fiscal year, in each case for which financial information pursuant to paragraph 4 above has been delivered and prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements).

6.                                      With respect to the Unsecured Notes, (a) Jefferies shall have received (i) not later than close of business on the date this Commitment Letter is countersigned by you, a complete (as determined by us) initial draft of an offering memorandum relating to the issuance of the Unsecured Notes, containing all Required Information (as defined below) as would be customary in an offering of the Unsecured Notes under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) as soon as practicable and in no event later than two Business Days after the date hereof a preliminary offering memorandum (the “Preliminary Offering Memorandum”) usable in a customary road show relating to the issuance of the Unsecured Notes that contains all Required Information as would be customary in an offering of

Exhibit B-2

the Unsecured Notes under Rule 144A under the Securities Act and (b) senior management and representatives of the Acquiror shall have participated in a customary road show (which may, in the sole discretion of Jefferies, be telephonic) for the Unsecured Notes. We shall have been afforded a period of at least 15 consecutive Business Days (as defined below) following delivery to us of a complete Preliminary Offering Memorandum relating to the Unsecured Notes and the draft comfort letters contemplated by paragraph 7(i) below to seek to place the Unsecured Notes; provided that neither July 3, 2017 nor July 5, 2017 shall constitute Business Days for the purposes of such 15-Business-Day period (though such period shall not be required to restart as a result of the occurrence of such days). For purposes of this Exhibit B, “Business Day” shall have the meaning set forth in the Purchase Agreement. “Required Information” means all financial statements of the Acquiror or the Target, as applicable, and other data to be included therein (including all audited financial statements, all unaudited financial statements (each of which shall have undergone a SAS 100 review or the equivalent) and all appropriate pro forma financial statements (it being understood that pro forma financial statements giving effect to the Acquisition shall only be required to be prepared using the financial statements of the Acquiror and the Target identified in paragraph 4 above)) prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States, and all other data (including selected financial data) and other information, in each case, of the type and form customarily included in offering memoranda customarily used in Rule 144A offerings, and shall not include, for the avoidance of doubt, other information or financial data customarily excluded from a Rule 144A offering memorandum. Jefferies hereby confirms receipt of the initial draft offering memorandum referred to in subclause (a)(i) of this paragraph 6.

7.                                      With respect to the Unsecured Notes, the independent accountants for the Acquiror and Target that have audited the financial statements contained in the offering memorandum relating to the issuance of the Unsecured Notes shall each make available and have delivered to us, (i) no later than the delivery to us of the Preliminary Offering Memorandum in accordance with preceding paragraph, in a form they are prepared to execute, a draft, in customary form for registered or Rule 144A offerings of securities like the Unsecured Notes (including, without limitation, customary “negative assurance” and the items included in the “circle-up” and the degree of comfort provided with respect thereto), of a comfort letter prepared in accordance with the requirements of AS 6101 covering the financial statements and other data included and incorporated by reference in each confidential offering memorandum (the “Comfort Letter”), (ii) no later than the pricing of the Unsecured Notes Offering, an executed copy of the Comfort Letter, and (iii) the date of consummation of the issuance of the Unsecured Notes Offering, a customary “bring down” comfort letter satisfactory to us in our sole discretion

8.                                      All costs, fees, expenses (including reasonable and documented legal fees and out-of-pocket expenses and recording taxes and fees) and other compensation and amounts payable on the Closing Date to us, the Investors or any of our or their respective affiliates pursuant to the Commitment Letter or the Fee Letter, shall have been (or concurrently with the initial funding of the Debt Financing will be) paid to the extent due and payable in accordance with the terms, respectively, thereof and (other than in the case of fees) invoiced at least two Business Days (unless otherwise reasonably agreed by the Borrower) prior to the Closing Date. The Debt Financing Letters shall be in full force and effect

Exhibit B-3

9.                                      You shall have delivered, at least two Business Days prior to the Closing Date, all documentation and other information about the Acquiror and the Credit Parties that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested by the Commitment Parties at least ten Business Days prior to the Closing Date.

10.                               The Specified Representations shall be true and correct in all material respects, or, to the extent qualified by materiality or “Material Adverse Effect,” in all respects, as of the Closing Date (except in the case of any such representation which expressly relates to a given date or period, such representation shall be true and correct in all material respects (or in all respects, as the case may be) as of the respective date or period) and, subject to the Certain Funds Provisions, the Specified Acquisition Representations shall be true and correct in all respects.

11.                               With respect to the Facilities, the Closing Date shall not occur prior to July 19, 2017.

Exhibit B-4

Exhibit C

EXHIBIT C TO COMMITMENT LETTER

SOLVENCY CERTIFICATE

[BORROWER]

[     ], 20[ ]

Pursuant to Section [  ] of the Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [                  ], the undersigned [chief accounting officer][other officer with equivalent duties] of the Borrower hereby certifies to the [Administrative Agent] as of the date hereof, solely on behalf of the Borrower and not in his or her individual capacity and without assuming any personal liability whatsoever, that:

I am familiar with the finances, properties, businesses and assets of the Borrower and its Subsidiaries and the Target and its Subsidiaries.(2) I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I have also reviewed the consolidated financial statements of the Borrower and its Subsidiaries and the Target and its Subsidiaries, including projected financial statements and forecasts relating to statements of operations and cash flow statements of the Borrower and its Subsidiaries and the Target and its Subsidiaries, respectively.

On the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above

TELADOC, INC.

By:
Name:
Title:

(2)  NTD: Subsidiaries” to be defined in a manner consistent with the Documentation Principles.

Exhibit C-1